Exhibit 10.7

AGREEMENT

This agreement (the “Agreement”) is entered into as of this 20 day of June, 2007 between BiondVax Pharmaceuticals Ltd., of 14 Einstein St., Nes-Ziona, Israel (the “Company”) and Mr. Uri Ben-Or CPA and CFO Direct, jointly and severely, of 57 Rothschild street, Yatir Building, 2nd floor, Kfar Saba 44201, Israel (the “Contractor”).
Whereas the Company is engaged in scientific research and development, in the scope of which it has developed and invented proprietary inventions, know-how and technologies which solely belong to the Discloser, including but not limited proprietary information relating to BiondFlu, a synthetic epitope based vaccine for influenza (the “Company’s Know-how”); and-

Whereas the Company wishes to retain services from the Contractor and the Contractor represents that he has the ability to provide services to the Company, all as detailed and pursuant to the terms set forth herein; Now therefore the parties have agreed as follows:
1.           Services. The Contractor will provide the Company with full and complete CFO (Chief Financial Officer) services, as an independent contractor, which, without limitation, will include the following services (the “Services”):
a. Acting as the CFO of the Company;
b. Participating in meetings of the board of directors of the Company, on as requested basis;
c. Preparing quarterly and annual financial statements including the implementation and in accordance with the IFRS regulations in cooperation with the Company’s external accountant;
d. Preparing board of directors reports and other reports as the Tel Aviv Stock Exchange may require;
e. Filing all reports required with the MAGNA system of the Israeli Securities Authority according to Securities Act of 1968 and its regulations after legal review by Company’s lawyer;
f. Preparing prospectuses and other reports to the Israeli Securities Authority and other relevant authorities together with professionals in the Company;
g. Establishing SAP Business One accounting system and assimilation of the system within the Company;
h. Managing on-going bookkeeping together with the Company’s secretary;
i. Performing accounting of salaries;
j. Managing the Company’s activity with banks and cash flow;
k. Preparing execution reports for the Chief Scientist;
1. Preparing periodic managerial reports;
m. Preparing budget control and forecasts;
n. Performing such other tasks as shall be defined by the Company’s CEO from time to time.

2.          Term. This Agreement shall commence on the date hereof and shall remain in effect for two years (2) years, unless extended in writing by mutual agreement of the parties for additional periods (the “Term”). Each party may terminate this Agreement with a sixty (60) day prior written notice to the other party.
3.          Consideration. As consideration for the Services the Company shall pay the Contractor monthly fees at the amount of US$ 2,500 + V.A.T. for each month of the Term (the “Fees”), for which the Contractor will devote up to 11 days (approximately 9 hours per day) per month. The Fees will be paid within ten (10) days from the end of each calendar month as a wire transfer against a proper tax invoice of the Contractor.
4.          Confidentiality. A confidentiality agreement between the parties is attached as Annex A hereto and forms an integral part of this Agreement.
5.          Intellectual Property. The right and title to and in any and all intellectual property, inventions, scientific information, know-how, technologies and innovations that the Company developed or discovered prior to the Effective Date and which it shall develop in the future, including without limitation the Company’s Know-how, or any intellectual property which may be developed by the Contractor in the scope of the Services, are and shall solely remain vested in the sole ownership of the Company and the Contractor shall not be entitled to any such rights.
6.          No Breach. The Contractor represents and warrants that he had obtained all the required approvals, to the extent such are required, in order to be able to duly enter into this Agreement and perform its undertaking hereunder and that neither the execution and delivery of this Agreement, nor compliance by the Contractor with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any agreement, or commitment to which the Contractor is a party or to which he is subject, or applicable law.

7.         Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.
8.          Independent Contractor. The parties agree that Contractor shall act as an independent contractor in the performance of the Services and that nothing contained herein shall create or be construed to create an employer-employee relationship between the parties and Contractor shall not be entitled to any Company employment rights or benefits. This Agreement is for the services of the Contractor and none of the services to be provided by Contractor hereunder may be delegated, assigned, or subcontracted to others without the prior written consent of the Company. The Contractor shall not be entitled to bind the Company for any purposes unless specifically authorized by the Company in writing.
9.          Entire Agreement/Modification. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, hereto, whether oral or written, express or implied, with respect to the subject matter contained in this Agreement. Except as otherwise set forth above, this Agreement may not be altered, amended, or modified except by written instrument signed by the duly authorized representatives of both parties.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Ron Babecoff	/s/ Mr. Uri Ben-Or
BiondVax Pharmaceuticals Ltd.	CFO Direct

By: Dr. Ron Babecoff	By: Mr. Uri Ben-Or

Title: President & CEO	Title: CEO

Personal Undertaking & Guarantee

I, the undersigned, Uri Ben-Or personally guarantee the complete fulfilment of all of the Contractor’s obligations towards the Company under the foregoing Agreement and warrant the correctness of all of the Contractor’s warranties and declarations therein. I further undertake to be personally bound by the provisions of, and to personally fulfil all of the obligations set forth in foregoing.
Without derogating from any of my undertakings hereunder and the terms of the above to which I am bound, I further confirm that I am not, nor will I be, at any time during the course of providing the Services, an employee of Company and that there does not now exist, nor shall there exist during the course of providing the Services, an employer-employee relationship between myself and Company. I further agree that in the event that, despite my express declaration herein, an action be brought, or a claim made, against Company by me and or by any third party, that such an employer-employee relationship existed, and without derogating from the remedies available to Company pursuant to this Agreement and to law, Company shall be entitled to set-off the amounts to which the Company shall be entitled under the foregoing Agreement, from any and all amounts determined to be owing to me as a result of the foregoing claims and/or determinations.

Uri Ben-Or

/s/ Uri Ben-Or

Date: July 3, 2007